Exhibit 99.1

For Immediate Release

Leesport Financial Corp.

Leesport Bank

Essick & Barr LLC

•     Essick & Barr Insurance
•     The Boothby Group
•     CrosStates Insurance

Leesport Wealth Management LLC

Leesport Realty Solutions, Inc.

Leesport Mortgage LLC

For additional
information, contact:

Stephen A. Murray
Chief Financial Officer
610.288.2791 x221
smurray@leesportfc.com

www.leesportfc.com

NASDAQ: FLPB

This release may contain forward-looking statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

April 27, 2004

Leesport Financial Corp. Earnings

Wyomissing, PA: Leesport Financial Corp. (NASDAQ: FLPB) reported net income for the quarter ended March 31, 2004 of $1,228,000, an 8.5% increase over the $1,132,000 for the same period in 2003, which compares favorably to our plan for the first quarter.

Net Interest Income

For the quarter ended March 31, 2004 net interest income increased 12.6% to $4,438,000 compared to $3,941,000 for the same period in 2003.  The increase in net interest income for the quarter resulted from a 10.4% decrease in total interest expense to $2,887,000 from $3,187,000 and a 2.8% increase in total interest income for the quarter to $7,325,000 from $7,128,000.

The increase of $197,000 in total interest income for the quarter ended March 31, 2004 resulted from an increase in earning assets of $22,437,000 over the same period in 2003, which was net of the $56,400,000 of loans, investment securities and other assets included in the sale of three financial centers in September 2003.  The increase in earning assets was offset by the negative effect of principal payments being reinvested into lower yielding assets.

The decrease of $300,000 in total interest expense for the quarter resulted from a decrease of $433,000 in long term interest expense, which was offset by an increase of $80,000 in short term interest expense and an increase of $53,000 in deposit interest expense.  This reduction in total interest expense resulted from a continuation of low

April 29, 2004

interest rates coupled with our refinancing of $40,900,000 of Federal Home Loan Bank (FHLB) advances in September 2003 and offset by an increase in deposits of $22,737,000 over the same period of 2003, which is net of $59,500,000 of deposits included in the sale of the three financial centers in September 2003.

For the first quarter of 2004, the net interest margin on a fully taxable equivalent basis was 3.33% as compared to 3.42% for the fourth quarter of 2003 and as compared to 3.26% for the first quarter of 2003.  The net interest margin decline during the first quarter of 2004 as compared to the fourth quarter 2003 was due to reduced levels of low cost overnight borrowings, replaced with higher costing customer money market and time deposits, coupled with a reduction in the investment securities portfolio.  These changes were part of our strategy to gradually reduce our December 31, 2003 liability sensitive interest rate risk profile. The increase in the net interest margin for the first quarter 2004 as compared to the same period in 2003 was primarily the result of lower long term borrowing costs.

Net interest income after the provision for loan losses was $4,078,000 for the quarter ended March 31, 2004 as compared to $3,646,000 for the same period in 2003, an increase of 11.8%.  The provision for loan losses for the quarter ended March 31, 2004 was $360,000 compared to $295,000 for the same period in 2003.  This increase in the provision for loan losses was primarily attributable to the increase in outstanding loan balances over the period.  As of March 31, 2004, our allowance for loan losses was $4,585,000 compared to $4,356,000 as of December 31, 2003, an increase of 5.3%.

Non-Interest Income

Net securities gains were $154,000 for the quarter ended March 31, 2004 compared to $110,000 in the same period in 2003.  The gains are primarily from the planned sales of equity portfolio holdings.

Commissions and fees from insurance sales for the quarter ended March 31, 2004 increased 25.3% to $2,701,000 as compared to $2,155,000 for the same period in 2003.  The increase was attributed to the September 30, 2003 acquisition of CrosStates Insurance Consultants, Inc. and increased revenues from our existing Boothby Group and Essick & Barr Insurance Divisions.

Income from our mortgage banking activities was $229,000 for the quarter ended March 31, 2004 compared to $620,000 during the same period in 2003, a decrease of 63.1%.  This decrease is the result of higher interest rates and the slowdown in the refinance market that started in the fourth quarter of 2003.  Activity increased in the second half of the quarter.

Non-Interest Expense

Total non-interest expense for the quarter ended March 31, 2004 increased 14.4% to $6,615,000 compared to $5,780,000 for the same period in 2003.  Increases in salaries and benefits, furniture and equipment, and occupancy expense are primarily due to the September 30, 2003 acquisition of CrosStates Insurance Consultants, Inc., the opening of two new financial centers and a new operations center in 2003.  These are net of costs associated with the sale of the three financial centers in September 2003.

Salaries and benefits were $3,854,000 for the quarter ended March 31, 2004, which is an increase of 16.4% compared to $3,310,000 for the same period in 2003.  The salaries and benefits expense also includes commissions paid of $261,000 for the quarter ended March 31, 2004 compared to $225,000 for the same period in 2003.  Occupancy expense increased to $537,000 for the quarter ended March 31, 2004 compared to $483,000 for the same period in 2003.  Furniture and equipment expense increased to $446,000 for the quarter ended March 31, 2004 compared to $301,000 for the same period in 2003 and was a result of the additional depreciation and software maintenance expense related to the new facilities mentioned previously.

Other operating expense increased to $1,778,000 for the quarter ended March 31, 2004 compared to $1,686,000 for the same period in 2003.   Outside processing expense increased to $521,000 for the quarter ended March 31, 2004 compared to $383,000 for the same period in 2003.  This increase is a result of processing costs associated with the change to Metavante Corporation as our core bank system provider that enables our financial centers to provide a better platform for delivering improved customer service and an overall increase in the number of serviced customer accounts over this time period.

Income taxes declined to $290,000 for the quarter ended March 31, 2004 compared to $436,000 for the same period in 2003.  This decline is a result of a federal tax benefit of $147,000 from our $5,000,000 investment in an affordable housing, corporate tax credit limited partnership in December 2003 and offsets the $82,000 loss on the investment in the partnership which is included in other income.

Earnings per Share

Diluted earnings per share were $0.35 on average shares outstanding of 3,467,119 for the first quarter ended March 31, 2004, a 6.1% increase, compared to $0.33 per share on average shares outstanding of 3,452,675 reported for the same period in 2003.

Assets, Liabilities and Equity

Total assets as of March 31, 2004 were $613,239,000, an annualized decrease of 5.8% compared to December 31, 2003.  This change is a result of our strategy to reduce our overnight borrowings and liability sensitive interest rate risk position as of December 31, 2003.  Total loans as of March 31, 2004 increased to $358,556,000, which is net of $2.9 million of low yielding, fixed rate portfolio mortgages sold during the quarter, and total deposits increased to $421,378,000, annualized increases of 1.2% and 12.5%, respectively, compared to December 31, 2003.  Total borrowings as of March 31, 2004 decreased to $123,539,000, a decrease of 19.3% compared to December 31, 2003.  Commercial loan balances declined slightly, while new volume has remained strong, several large payoffs occurred including several classified loans that served to strengthen our portfolio quality.  Shareholders’ equity increased as of March 31, 2004 to $56,537,000 from $53,377,000 at December 31, 2003, an annualized increase of 23.7%.  Included in this is the increase in unrealized gains on available for sale securities, net of taxes, as of March 31, 2004 to $2,003,000 from $273,000 at December 31, 2003.

Raymond H. Melcher, Jr. Chairman, President, and Chief Executive Officer said, “2003 was another important year for Leesport Financial Corp.  We converted our processing system, opened two new full service financial centers, a new Operations Center, restructured our balance sheet and strengthened our net interest income and non-interest fee income.  We are committed to providing excellent service to our customers and improving our profitability.  As part of that excellent service commitment, and as reported on April 16th, we are very excited about the acquisition of Madison Bancshares Group, Ltd.  We believe their ten banking offices in the suburban Philadelphia area is a natural extension of our existing market area and will enhance our delivery system, cross-selling capabilities and overall franchise value.”

Leesport Financial Corp. is a $613 million diversified financial services company headquartered in Wyomissing, PA, offering banking, insurance (Insurance products offered through Essick & Barr, LLC), investments (Securities offered through SunAmerica Securities, Inc., a registered independent broker/dealer, Member NASD/SIPC), wealth management, trust services, and title insurance services throughout Southeastern Pennsylvania.

LEESPORT FINANCIAL CORP.

CONSOLIDATED SELECTED FINANCIAL DATA

(Dollar amounts in thousands, except per share data)

	For the Three Months
	March 31,
	2004	2003

Interest income	$7,325	$7,128
Interest expense	2,887	3,187
Net interest income	4,438	3,941
Provision for loan losses	360	295
Net interest income after
provision for loan losses	4,078	3,646

Securities gains, net	154	110
Commissions and fees from insurance sales	2,701	2,155
Mortgage banking activities, net	229	620
Broker and investment advisory commissions and fees	129	159
Service charges on deposits	426	356
Other income	416	302
Total non-interest income	4,055	3,702

Salaries and employee benefits	3,854	3,310
Occupancy expense	537	483
Furniture and equipment expense	446	301
Other operating expense	1,778	1,686
Total non-interest expense	6,615	5,780
Income before income taxes	1,518	1,568
Income taxes	290	436
Net income	$1,228	$1,132

Per Share Data:
Basic average shares outstanding	3,400,839	3,410,114
Diluted average shares outstanding	3,467,119	3,452,675
Basic earnings per share	$0.36	$0.33
Diluted earnings per share	$0.35	$0.33
Cash dividends per share	$0.17	$0.16

Profitability Ratios:
Return on average assets	0.80%	0.82%
Return on average shareholders’ equity	9.05%	8.56%
Net interest margin (fully taxable equivalent)	3.33%	3.26%

LEESPORT FINANCIAL CORP.

CONSOLIDATED SELECTED FINANCIAL DATA

(Dollar amounts in thousands, except per share data)

	Asset Quality Data
	March 31,	December 31,
	2004	2003
Non-accrual loans	$768	$821
Loans past due 90 days or more	454	62
Renegotiated troubled debt	342	631
Total non-performing loans	1,564	1,514
Other real estate owned	293	309
Total non-performing assets	$1,857	$1,823

Loans outstanding at end of period	$358,556	$357,482
Allowance for loan losses	4,585	4,356

Net charge-offs to average loans (annualized)	0.15%	0.23%

Allowance for loan losses as percent of
total loans	1.28%	1.22%

Allowance for loan losses as percent
of total non-performing loans	293.16%	287.71%

	Ending Balances
	March 31,	December 31,
	2004	2003
Assets
Federal funds sold	$—	$1,100
Investment securities and interest bearing cash	183,580	200,661
Mortgage loans held for sale	1,829	1,280
Loans:
Commercial loans	236,096	236,132
Consumer loans	86,711	83,933
Mortgage loans	34,195	37,352
Other	1,554	65
Total loans	358,556	357,482
Earning assets	543,965	560,523
Total assets	613,239	622,252

Deposits:
Non-interest bearing deposits	67,318	67,711
NOW, money market & savings	184,632	173,230
Time deposits	169,428	167,641
Total deposits	421,378	408,582

Federal funds purchased	30,875	62,090
Securities sold under agreements to repurchase	43,164	41,588
Long-term debt	34,500	34,500
Mandatory redeemable capital securities	—	15,000
Junior Subordinated Debt	15,000	—
Shareholders’ equity	$56,537	$53,377

Actual shares outstanding	3,417,527	3,383,823
Book value per share	$16.54	$15.77